Exhibit 99.1

Journalist/Media Contact:
Michael Binko
Xybernaut Corporation
(703) 631-6925
publicrelations@xybernaut.com

XYBERNAUT® ANNOUNCES RESIGNATION OF EDWARD G. NEWMAN AND
STEVEN A. NEWMAN AS DIRECTORS

FAIRFAX, VA — May 9, 2005 — Xybernaut Corporation (NASDAQ: XYBRE) today announced that on May 4, 2005, the Company received a letter from Edward G. Newman’s attorney announcing Edward G. Newman’s resignation as a Director of the Company on May 4, 2005. In related news, the Company also received a letter from Steven A. Newman’s attorney on May 3, 2005 announcing Steven A. Newman’s resignation as a Director of the Company on May 3, 2005.

As previously disclosed in Xybernaut Corporation’s Current Report on Form 8-K, dated April 14, 2005 and filed with the U.S. Securities and Exchange Commission on April 20, 2005, the Company announced the completion of its Audit Committee investigation into allegations of certain improper business practices at the Company. The Company reported that in response to the Audit Committee investigation, the Board of Directors requested the resignations of Edward G. and Steven A. Newman as Directors of the Company.

The Company has previously reported that based on the Audit Committee investigation, Edward G. Newman improperly used substantial Company funds for personal expenses and failed to properly substantiate expenses charged to the Company. In addition, the investigation report indicated that members of Edward G. Newman’s family were hired in direct violation of the Company’s anti-nepotism policy and the employment of such family members was not disclosed in SEC filings as required by SEC disclosure regulations. Additionally, the investigation report indicated that there were violations of the Company’s disclosure and internal controls. The Audit Committee determined that both Edward G. Newman and Steven A. Newman affirmatively impeded the Audit Committee’s investigation in material respects.

The Company provided a copy of its Current Report on Form 8-K reporting the resignations of Edward G. and Steven A. Newman to each of Edward G. and Steven A. Newman and have asked that each provide the Company a letter stating whether or not he agrees with the statements made by the Company in the Form 8-K. Any response received by the Company from either Edward or Steven Newman will be filed as an amendment to the Form 8-K.

About Xybernaut
Xybernaut Corporation is a leading provider of wearable/mobile computing hardware, software and services, bringing communications and full-function computing power in a hands-free design to people when and where they need it. Xybernaut is headquartered in Fairfax, Virginia. Visit the Xybernaut Web site at www.xybernaut.com. Product photos are also available directly from Xybernaut.

Xybernaut and the Xybernaut logo are trademarks or registered trademarks of Xybernaut Corporation in the USA and other countries. All other brand and product names are or may be trademarks of, and are used to identify products or services of, their respective owners.

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This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 (the “Act”). In particular, when used in the preceding discussion, the words “plan,” “confident that,” “believe,” “scheduled,” “expect,” or “intend to,” and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, the availability of components and successful production of the Company’s products, general acceptance of the Company’s products and technologies, competitive factors, timing, and other risks described in the Company’s SEC reports and filings.